                                                                     EXHIBIT 2.1
REORGANIZATION AGREEMENT OF DECEMBER 30, 1999

                            REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT (the "Agreement") dated as of the 30th day of December, 1999 is entered into by and between Millennium Multi Media.com Corp. ("MMM"), a Delaware corporation with offices and principal place of business at 9301 Wilshire Boulevard, Suite 201, Beverly Hills, California 90210, Glenhills Corporation ("GLNC"), a Utah corporation with offices and principal place of business at 17277 Ventura Boulevard, Suite 200, Encino, California 91316, and Phillips Management Services ("GLNC Control Shareholder"), a general partnership represented by Harold B. Phillips, with offices and principal place of business at 17277 Ventura Boulevard, Suite 200, Encino, California 91316.

RECITALS

     A. MMM capital structure consists in its entirety of 1,000 shares of common stock, which represent 100% of issued and outstanding Common Stock of MMM (the "MMM Shares").

     B. MMM desires to sell, assign and transfer to GLNC all 1,000 of the MMM Shares, and GLNC desires to purchase and acquire the MMM Shares by way of an exchange of the MMM Shares for shares of authorized and heretofore unissued Common Stock of GLNC ("GLNC New Shares"), upon and subject to the terms and conditions of this Agreement. This entire transaction shall be herein referred to as "Purchase".

     C. GLNC, its Board of Directors and its shareholders have deliberated and deemed it in their best interest to acquire MMM in order that GLNC may fully maximize its business potential. GLNC and MMM, respectively, have approved and adopted this Agreement as a plan of reorganization within the provisions of
Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 THE PURCHASE AND CLOSING

1.1  Purchase and Sale.

Upon and subject to all the terms and conditions of this Agreement, MMM agrees to sell, assign and transfer the MMM Shares to GLNC and GLNC shall purchase and acquire the MMM Shares for the consideration set forth herein.

1.2  Consideration to MMM.

In consideration of the sale, assignment and transfer of the MMM Shares, GLNC shall pay, or provide, to MMM an aggregate of the following consideration at the Effective Date (defined in Section 1.4 below):

GLNC shall have issued a total of 64,870,600 of GLNC New Shares to all the persons and entities as set forth in Schedule 1.2 (collectively "MMM Participants"), equal to eighty percent (80%) of GLNC Common Stock, after giving effect to such issuance, adjusted for the dilution of GLNC Common Stock for outstanding options, warrants, other purchase rights or securities convertible into common stocks, and other considerations, as listed in Schedule 2.2.

1.3  Finders' Fees.

Technical Management Consultants, acting as a finder and coordinator in the Purchase ("Finder"), shall perform its services to satisfaction of both MMM and GLNC, and shall receive an aggregate of the following consideration at the Effective Date (defined in Section 1.4 below):

GLNC shall have issued a total of 3,613,951 of GLNC New Shares to all of the persons and entities as set forth in Schedule 1.3 (collectively "TMC Participants"), approximately equal to four and one quarter of percent (4.25%) of GLNC Common Stock, after giving effect to such issuance, adjusted for the dilution of GLNC Common Stock for outstanding options, warrants, other purchase rights or securities convertible into common stocks, and other considerations, as listed in Schedule 2.2.

1.4  Date and Place of Closing.

The consummation of the transactions contemplated herein (the "Closing") shall occur upon execution of this Agreement as of the date and year first above written ("Effective Date"). Exchange of all books, records, financial information, documents, and other materials deemed necessary to completion of the transaction contemplated under this Agreement shall occur at the Closing or as soon as practicable thereafter.

1.5  Transactions and Document Exchange at Closing.

At the Closing, the following transactions shall occur and documents shall be exchanged, all of which shall be deemed to occur simultaneously:

A.    GLNC will deliver, or cause to be delivered:

(i) Stock certificates for the GLNC New Shares to be issued to MMM Participants and TMC Participants or their designees pursuant to this Agreement;

(ii)  The Certificate of Officers as set forth in Section 6.5;

(iii) A certificate dated at or about the Closing date from the Secretary of State of Utah to the effect that GLNC is a corporation duly organized, validly existing, and in good standing under the laws of Utah;

(iv) Such other documents, instruments, and/or certificates, if any, as required to be delivered pursuant to the provisions of this Agreement, or which are reasonably determined by both parties to be required to effectuate the transactions contemplated in this Agreement, or as otherwise may be reasonably requested by MMM in furtherance of the intent of this Agreement;

B.   MMM will deliver, or cause to be delivered:

(i) Stock certificates for the MMM Shares to be sold and transferred to GLNC pursuant to this Agreement, in proper form for transfer and duly endorsed to GLNC with stock powers duly executed in favor of GLNC, transferring all right, title, and interest in and to the MMM Shares to GLNC;

(ii)  The Certificate of Officers as set forth in Section 5.5;

(iii) A certificate dated at or about the Closing date from the Secretary of State of Delaware to the effect that MMM is a corporation duly organized, validly existing, and in good standing under the laws of California;

(iv) Such other documents, instruments, and/or certificates, if any, as required to be delivered pursuant to the provisions of this Agreement, or which are reasonably determined by both parties to be required to effectuate the transactions contemplated in this Agreement, or as otherwise may be reasonably requested by GLNC in furtherance of the intent of this Agreement.

C. GLNC will make necessary preparations, including but not limited to making required changes to GLNC Articles of Incorporation, to effectuate a change of the official corporate name of the surviving entity from GLNC to Millennium Multi Media.com Corp.

1.6  Post Closing Documents.

From time to time after the Closing, upon the reasonable request of any party, the party to whom the request is made shall deliver such other and further documents, instruments, and/or certificates as may be necessary to' more fully vest in the requesting party the consideration provided for in this Agreement or to enable the requesting party to obtain the rights and benefits contemplated by this Agreement.

SECTION 2         REPRESENTATIONS, WARRANTIES AND COVENANTS OF GLNC

GLNC represents, warrants and covenants, as of the date of this Agreement and as of the Effective Date, as follows (all representations, warranties, covenants and agreements made by GLNC in this Agreement are deemed to include those of its wholly owned subsidiary, Access Research Group ("ARG"), unless the context makes clear that the representation, warranty, covenant or agreement pertains only to GLNC):

2.1  Organization.

GLNC is a corporation duly organized under the laws of Utah, subject to certain conditions set forth in Schedule 2.1. GLNC has the corporate power to own its property and to carry on its business as now being conducted and execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby. GLNC is duly qualified to do business and is in good standing as a foreign corporation in each state where it conducts business as set forth in
Schedule 2.1, constituting each state in which such qualification is required in order to do business, except for states in which the failure to be so qualified will not materially and adversely affect GLNC.

2.2  Capital Stock of GLNC.

Except as set forth in Schedule 2.2 attached hereto, as of the date hereof, the authorized capital stock of GLNC consists of (i) 300,000,000 shares of Common Stock, par value $.001, of which 16,745,770 shares are issued and outstanding and (b) 20,000,000 shares of preferred stock of which no shares are outstanding. As of the date of this Agreement, and except as set forth in
Schedule 2.2 attached hereto, there are no outstanding shares of capital stock, or options, warrants or other rights to subscribe for or purchase from GLNC any capital stock of GLNC or securities convertible into or exchangeable for capital stock of GLNC. Such issued shares of GLNC are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights. GLNC has one wholly owned subsidiary, ARG, and does not own stock or equity of any other corporation.

2.3  Disclosure of GLNC.

GLNC has delivered to MMM its disclosure schedules, which contained true and correct copies of its respective Articles of Incorporation, Bylaws, and Minutes certified by its secretary as well as schedules of current officers and directors and shareholder lists, including the nobos list from its transfer agent enumerating all shareholders of GLNC Common Stock holding the securities in the street name.

2.4  [Intentionally Omitted]

2.5  Financial Statements.

GLNC has previously furnished MMM a true and complete copy of GLNC's audited balance sheet as of December 31, 1996, and the related statements of operations, shareholders' equity and cash flows of GLNC as of December 31, 1996. GLNC has previously furnished MMM a true and complete copy of GLNC's unaudited balance sheets as of December 31, 1997, and December 31, 1998, and the related statements of operations of GLNC as of December 31, 1997 and December 31, 1998. GLNC has previously furnished MMM a true and complete copy of GLNC's unaudited trial balance as of September 30, 1999.

2.6  Names, Patents, Trademarks.

Except as set forth in Schedule 2.6 attached hereto:

(i) GLNC neither owns, licenses, or possesses any copyrights, patents, trademarks and trade names, federal, state or provincial, domestic or foreign;

(ii) GLNC has not received any notice with respect to any claim of alleged infringement or unlawful or improper use of any copyright, patent, trademark, trade name, process, invention, formula or other intangible property right owned or alleged to be owned by others, which claim, if decided adversely, could have a material adverse effect on the business or operations of GLNC.

2.7  Tax and Other Returns and Reports.

Except as set forth in Schedule 2.7 attached hereto:

(i) All federal, state, local and foreign tax returns and tax reports, domestic or foreign, required to be filed by GLNC have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and where failure to file would materially and adversely effect GLNC. GLNC has not extended the time to file any required tax returns or tax reports.

(ii) All significant federal, state, local and foreign income, franchise, property and other taxes (including interest and penalties) due from GLNC have been fully paid or adequately provided for on the books and financial statements of GLNC.

(iii) No issues have been raised or are currently pending by the IRS or any other taxing authority in connection with any of the returns and reports which, individually or in the aggregate, might have a material adverse effect on GLNC, nor does GLNC have any knowledge of circumstances under which such a claim could be made. GLNC has not filed any tax returns on a unitary or consolidated basis with any other entity and has not entered into any tax-sharing agreement.

(iv) All taxes, levies and other assessments which GLNC is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or held by GLNC for such payment.

(v) The amounts reserved for taxes on the financial balance sheets will be sufficient for the payment of all respective federal, state, provincial, county and local taxes, domestic or foreign of any kind of GLNC including interest and penalties in respect thereof whether disputed or not and whether accrued, due, absolute, contingent or otherwise payable by GLNC attributable to all periods ended on or before the Effective Date.

2.8  Agreements, Contracts and Commitments.

A. Schedule 2.8 attached hereto contains an accurate and complete list of all agreements, contracts and leases to which GLNC is a party and which are material to the condition (financial or other), business, prospects or operations of GLNC. Except as indicated on Schedule 2.8, GLNC does not have in effect and has no liability under:

(i)   any collective bargaining agreements;

(ii) any bonus, deferred compensation, pension, profit-sharing, restricted stock or employee stock purchase plans;

(iii) any employment or consulting agreement, contract or commitment with an employee or consultant having more than one year to run from the date hereof or containing an obligation to pay or accrue any monies more than $5,000 per annum, except as otherwise provided in exhibit in Schedule 2.8;

(iv) any lease which involves a potential liability to GLNC as lessee or any agreement of guarantee or indemnification running to any person or entity;

(v) any agreement or contract relating to capital expenditures which obligates GLNC to make future payments;

(vi) any agreement or contract relating to the disposition or acquisition of assets or any interest in any business enterprise except as contemplated hereby.

B. Except as set forth in Schedule 2.8, GLNC has not breached any of the terms or conditions of:

(i) any agreement or contract set forth in Schedule 2.8 in such a manner as would permit any other party to cancel or terminate the same or;

(ii) any agreement or contract, including those referred to in clause (i), if any such breach or breaches singly or in the aggregate would require the payment of any amount.

2.9  Title to Properties: Liens and Encumbrances.

GLNC has good and marketable title to the assets and properties (real and personal, tangible and intangible), which it owns and on which operations are conducted and which are used in its business, other than property sold or otherwise disposed of in the ordinary course of business subsequent to the Effective Date, free and clear of all mortgages, security interests, liens, charges or encumbrances of any nature whatsoever, except for taxes not yet due and payable, none of which materially impairs the present use and occupation of the premises. All such assets and properties, each of which is listed on
Schedule 2.9 are in good and serviceable condition, ordinary wear and tear excepted. Except as listed on Schedule 2.9, GLNC is not a party to any lease of real property, nor does GLNC own any real property.

2.10 No Breach of Statute or Contract; Governmental Authorizations; Required Consents.

A. Neither the execution and delivery of this Agreement by GLNC nor consummation of the transactions contemplated hereby or thereby by GLNC (including the issuance of GLNC New Shares to MMM Participants) will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of GLNC or any judgment, order, injunction or decree of any court or governmental authority to which GLNC is subject or any agreement or contract to which GLNC is a party and which is material to the financial condition or the conduct of the businesses of GLNC, or constitute a material default thereunder.

B. To the best knowledge of GLNC after due inquiry, GLNC is not in violation of any applicable law, statute, order, rule or regulation promulgated by any federal, state, local or foreign governmental authority relating to the operation, conduct or ownership of the property or business of GLNC, which violation might have a material adverse affect on GLNC.

C. Neither the execution and delivery of this Agreement, nor the consummation of the Purchase contemplated hereby, are events which of themselves or with the giving of notice or the passage of time or both, would constitute a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or GLNC's Articles of Incorporation or Bylaws, or any lease, contract, mortgage, deed of trust, indenture, agreement or instrument to which GLNC is a party or by which it is bound, or would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of GLNC and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation to which GLNC is bound.

D. GLNC is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, GLNC or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. GLNC is not the subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

2.11 Litigation.

Except as set forth in Schedule 2.11, GLNC is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, GLNC or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. GLNC is not the subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other-governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

2.12 Authorization of Agreement.

The execution and delivery and the performance of this Agreement by GLNC have been duly and validly authorized and approved by the Board of Directors of GLNC, and GLNC has taken all action required by law, its Articles of Incorporation and Bylaws to authorize the execution, delivery and performance of this Agreement and other documents contemplated in this Agreement related to the Purchase (the "Purchase Documents").

2.13 Status of GLNC Common Stock.

The GLNC New Shares to be issued to MMM Participants pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and non-assessable.

2.14 Brokers' and Finders' Fees.

Except as set forth in Section 1.3 and described in Schedule 1.3, no agent, broker, investment banker, person or firm acting on behalf of GLNC is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from GLNC in connection with any of the transactions contemplated herein.

2.15 Indemnification.

GLNC hereby agrees to indemnify and hold harmless MMM, MMM Participants and each director, officer and shareholder thereof, from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or at common law or otherwise and, except as provided below, shall reimburse MMM and each such director, officer or shareholder for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations, warranties or covenants contained in this Agreement, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in this Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as the untrue statement or omission or alleged untrue statement or omission was made with respect to the description of GLNC.

Promptly after receipt by a party to be indemnified pursuant to this
Section 2.15 of notice of a statement of claim, demand or commencement of any action in respect of which indemnity may be sought against GLNC hereunder, the indemnified party will notify GLNC in writing thereof, and GLNC shall, subject to the provisions stated below, assume the defense of such claim or action (including the employment of counsel, who shall be counsel reasonably satisfactory to MMM and shall not be counsel otherwise employed by GLNC), and the payment of expenses insofar as such claim or action shall relate to any alleged liability in respect of which indemnity may be sought against GLNC. The indemnified party or parties shall have the right to employ separate counsel in any action and to participate in the defense thereof, but the fees and expenses of their counsel shall not be at the expense of GLNC unless the employment of that counsel has been specifically authorized by GLNC. GLNC shall not be liable to indemnify any person for any settlement of any action effected without GLNC's consent. Notwithstanding any provision in this Agreement to the contrary, the obligations of GLNC under this Section 2.15 shall survive consummation of the transactions contemplated by this Agreement and the other Purchase Documents for a period of three (3) years after the Effective Date.

2.16 Compliance with Laws.

GLNC is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or governmental regulation (including building, zoning, or environmental) applicable to it, its properties, or of any agreement or instrument applicable to it; GLNC has maintained in full force and effect any license or permit material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

2.17 Insurance.

Schedule 2.17 contains a true, correct and complete description of all policies of fire, casualty and extended coverage, public liability, worker's compensation, life and other forms of insurance owned or held, respectively, by GLNC. All such policies are in full force and effect and will remain so through the Effective Date. All buildings, plants and properties, including but not limited to leasehold interests, machinery, equipment, billboards and inventories of GLNC are adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located (including use and occupancy insurance) under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect through the Effective Date.

2.18 Absence of Undisclosed Liabilities; Adverse Changes in Condition.

A. GLNC has no liabilities or obligations which, individually or in the aggregate, are material to GLNC and which have not been:

(i) reflected in the consolidated trial balance of GLNC as of September 30, 1999 referred to in Section 2.5 (the "GLNC Trial Balance"); or

(ii) incurred in the ordinary course of business since December 31, 1996.

B. Except as set forth in Section 2.5, since September 30, 1999, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any material adverse change in the consolidated financial condition or in the operations of the business of GLNC from that shown on the GLNC Trial Balance; or

(ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, materially and adversely affecting any property or business of GLNC which is material to the financial condition of the operations of the business of GLNC; or

(iii) any actual or, to the knowledge of GLNC, threatened, strike or other labor trouble or dispute which materially adversely affects, or which insofar as GLNC knows might materially adversely affect the business or prospects of GLNC.

SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MMM

MMM represents, warrants and covenants, as of the date of this Agreement and as of the Effective Date, as follows:

3.1  Organization.

MMM is a corporation duly organized under the laws of Delaware, subject to certain conditions set forth in Schedule 3.1. MMM has the corporate power to own its property and to carry on its business as now being conducted and execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby.

3.2  Capital Stock of MMM.

Except as set forth in Schedule 3.2 attached hereto, as of the date hereof, the authorized capital stock of MMM consists of 1,000 shares of Common Stock, par value $.001, of which 1,000 shares are issued and outstanding. As of the date of this Agreement, and except as set forth in Schedule 2.2 attached hereto, there are no outstanding options, warrants or other rights to subscribe for or purchase from MMM any capital stock of MMM or securities convertible into or exchangeable for capital stock of MMM. Such issued shares of MMM are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights. MMM has no subsidiaries and does not own stock or equity of any other corporation.

3.3  Disclosure of MMM.

MMM has delivered to GLNC its disclosure schedules, which contained true and correct copies of its respective Articles of Incorporation, Bylaws, and Minutes certified by its secretary as well as schedules of current officers and directors and shareholder lists.

Business Plan and Conduct.

MMM is an Internet entertainment company embracing traditional and digital communication modes to provide a new age of entertainment content to consumers in the United States and around the world. Through its affiliations within the industry, MMM will produce and distribute entertainment content in the filmed programming and recorded music sectors, as well as facilitate other projects, as described in the MMM Business Plan, included in Exhibit B.

3.5  Financial Statements.

MMM has previously furnished GLNC a true and complete copy of MMM's initial unaudited balance sheet as of December 15, 1999.

3.6  Names, Patents, Trademarks.

Except as set forth in Schedule 3.6 attached hereto:

(i) MMM neither owns, licenses, or possesses any copyrights, patents, trademarks and trade names, federal, state or provincial, domestic or foreign;

(ii) MMM has not received any notice with respect to any claim of alleged infringement or unlawful or improper use of any copyright, patent, trademark, trade name, process, invention, formula or other intangible property right owned or alleged to be owned by others, which claim, if decided adversely, could have a material adverse effect on the business or operations of MMM.

3.7  [Intentionally Omitted]

3.8  Agreements, Contracts and Commitments.

A. Schedule 3.8 attached hereto contains an accurate and complete list of all agreements, contracts and leases to which MMM is a party and which are material to the condition (financial or other), business, prospects or operations of MMM. Except as indicated on Schedule 3.8, MMM does not have in effect and has no liability under:

(i)  any collective bargaining agreements;

(ii) any bonus, deferred compensation, pension, profit-sharing, restricted stock or employee stock purchase plans;

(iii) any employment or consulting agreement, contract or commitment with an employee or consultant having more than one year to run from the date hereof or containing an obligation to pay or accrue any monies more than $5,000 per annum, except as otherwise provided in exhibit in Schedule 2.8;

(iv) any lease which involves a potential liability to MMM as lessee or any agreement of guarantee or indemnification running to any person or entity;

(v) any agreement or contract relating to capital expenditures which obligates MMM to make future payments;

(vi) any agreement or contract relating to the disposition or acquisition of assets or any interest in any business enterprise except as contemplated hereby.

B. Except as set forth in Schedule 3.8, MMM has not breached any of the terms or conditions of:

(i) any agreement or contract set forth in Schedule 3.8 in such a manner as would permit any other party to cancel or terminate the same or;

(ii) any agreement or contract, including those referred to in clause (i), if any such breach or breaches singly or in the aggregate would require the payment of any amount.

3.9 Title to Properties: Liens and Encumbrances.

MMM has good and marketable title to the assets and properties (real and personal, tangible and intangible), which it owns and on which operations are conducted and which are used in its business, other than property sold or otherwise disposed of in the ordinary course of business subsequent to the Effective Date, free and clear of all mortgages, security interests, liens, charges or encumbrances of any nature whatsoever, except for taxes not yet due and payable, none of which materially impairs the present use and occupation of the premises. All such assets and properties, each of which is listed on
Schedule 3.9 are in good and serviceable condition, ordinary wear and tear excepted. Except as listed on Schedule 3.9, MMM is not a party to any lease of real property, nor does MMM own any real property.

3.10 No Breach of Statute or Contract; Governmental Authorizations; Required Consents.

A. Neither the execution and delivery of this Agreement by MMM nor consummation of the transactions contemplated hereby or thereby by MMM will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of MMM or any judgment, order, injunction or decree of any court or governmental authority to which MMM is subject or any agreement or contract to which MMM is a party and which is material to the financial condition or the conduct of the businesses of MMM, or constitute a material default thereunder.

B. To the best knowledge of MMM after due inquiry, MMM is not in violation of any applicable law, statute, order, rule or regulation promulgated by any federal, state, local or foreign governmental authority relating to the operation, conduct or ownership of the property or business of MMM, which violation might have a material adverse affect on MMM.

C. Neither the execution and delivery of this Agreement, nor the consummation of the Purchase contemplated hereby, are events which of themselves or with the giving of notice or the passage of time or both, would constitute a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or MMM's Articles of Incorporation or Bylaws, or any lease, contract, mortgage, deed of trust, indenture, agreement or instrument to which GLNC is a party or by which it is bound, or would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of MMM and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation to which MMM is bound.

D. MMM is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, MMM or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. MMM is not the subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

3.11 Litigation.

MMM is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, MMM or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. MMM is not the subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other-governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

3.12 Authorization of Agreement.

The execution and delivery and the performance of this Agreement by MMM have been duly and validly authorized and approved by the Board of Directors of MMM, and MMM has taken all action required by law, its Articles of Incorporation and Bylaws to authorize the execution, delivery and performance of this Agreement and other Purchase Documents.

3.13 [Intentionally Omitted]

3.14 Brokers' and Finders' Fees.

Except as set forth in Section 1.3 and described in Schedule 1.3, no agent, broker, investment banker, person or firm acting on behalf of MMM is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from MMM in connection with any of the transactions contemplated herein.

3.15 Indemnification.

MMM hereby agrees to indemnify and hold harmless GLNC, and each director, officer and shareholder thereof, from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or at common law or otherwise and, except as provided below, shall reimburse GLNC and each such director, officer or shareholder for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations, warranties or covenants contained in this Agreement, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in this Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as the untrue statement or omission or alleged untrue statement or omission was made with respect to the description of MMM.

Promptly after receipt by a party to be indemnified pursuant to this
Section 3.15 of notice of a statement of claim, demand or commencement of any action in respect of which indemnity may be sought against MMM hereunder, the indemnified party will notify MMM in writing thereof, and MMM shall, subject to the provisions stated below, assume the defense of such claim or action (including the employment of counsel, who shall be counsel reasonably satisfactory to GLNC and shall not be counsel otherwise employed by MMM), and the payment of expenses insofar as such claim or action shall relate to any alleged liability in respect of which indemnity may be sought against MMM. The indemnified party or parties shall have the right to employ separate counsel in any action and to participate in the defense thereof, but the fees and expenses of their counsel shall not be at the expense of MMM unless the employment of that counsel has been specifically authorized by MMM. MMM shall not be liable to indemnify any person for any settlement of any action effected without MMM's consent. Notwithstanding any provision in this Agreement to the contrary, the obligations of MMM under this Section 3.15 shall survive consummation of the transactions contemplated by this Agreement and the other Purchase Documents for a period of three (3) years after the Effective Date.

3.16 Compliance with Laws.

MMM is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or governmental regulation (including building, zoning, or environmental) applicable to it, its properties, or of any agreement or instrument applicable to it; MMM has maintained in full force and effect any license or permit material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

3.17 Insurance.

Schedule 3.17 contains a true, correct and complete description of all policies of fire, casualty and extended coverage, public liability, worker's compensation, life and other forms of insurance owned or held, respectively, by MMM. All such policies are in full force and effect and will remain so through the Effective Date. All buildings, plants and properties, including but not limited to leasehold interests, machinery, equipment, billboards and inventories of MMM are adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located (including use and occupancy insurance) under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect through the Effective Date.

3.18 Absence of Undisclosed Liabilities; Adverse Changes in Condition.

A. MMM has no liabilities or obligations which, individually or in the aggregate, are material to MMM and which have not been:

(i) reflected in the initial balance sheet of MMM as of December 15, 1999 referred to in Section 3.5 (the "MMM Balance Sheet"); or

(ii) incurred in the ordinary course of business since (incorporation date).

B. Except as set forth in Section 3.5, since December 15, 1999, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any material adverse change in the consolidated financial condition or in the operations of the business of MMM from that shown on the MMM Balance Sheet; or

(ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, materially and adversely affecting any property or business of MMM which is material to the financial condition of the operations of the business of MMM; or

(iii) any actual or, to the knowledge of MMM, threatened, strike or other labor trouble or dispute which materially adversely affects, or which insofar as MMM knows might materially adversely affect the business or prospects of MMM.

SECTION   4 CONDUCT AND TRANSACTIONS ON AND FOLLOWING THE EFFECTIVE DATE

4.1  Investigations; Operation of Business of GLNC and MMM.

As of the Effective Date or as soon as practicable thereafter:

A. GLNC and MMM each agree to use their best efforts to give to the other and their respective representatives and agents full access to all the premises and books and records of GLNC and MMM, and to cause its officers and independent auditors to furnish the other such financial operations data and other information with respect to the business and properties of it as the other shall from time to time reasonably request; provided, however, that any such investigation:

(i) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of GLNC or MMM, as the case may be, and

(ii) shall not affect any of the representations and warranties hereunder. All information obtained by one party from the other hereunder shall be kept confidential and shall be revealed only to those persons, including counsel, accountants and investment bankers, who have a need for such information in the performance of their duties for their respective principals, unless disclosure of such material is compelled by a judicial or administrative process, or, in the opinion of their respective counsel, by other requirements of law. The foregoing shall not apply to information (a) ascertainable or obtained from public information; (b) received from a third party not known to the recipient to be under a duty to keep it confidential; (c) which becomes known to the public (other than through a breach of this Agreement); or (d) which was independently developed by (or in the possession of prior to its disclosure to) the party other than the one to which it relates. It is understood that each party shall be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information. In the event of termination of this Agreement, each party will return all documents, work papers and other material obtained from the other party in connection with the transactions contemplated hereby.

B. Each party will use its best efforts to preserve substantially intact their business organizations, to keep available the services of their present officers and employees, and to preserve their present relationships with persons having significant business relations therewith.

C. GLNC shall conduct its business only in the ordinary course, and by way of amplification and not limitation, will not without the prior written consent of MMM:

(i) issue, sell, purchase or redeem, or grant or commit to issue any GLNC capital stock, other than upon the exercise of outstanding stock options, warrants or stock purchase rights described in Schedule 2.2;

(ii) grant or commit to grant any options, warrants, or other rights to subscribe for or purchase or otherwise acquire any shares of its capital stock or issue or commit to issue any securities convertible into or exchangeable for shares of GLNC capital stock;

(iii) declare, set aside, or pay any dividend or distribution with respect to the capital stock or other ownership interest of GLNC;

(iv) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any GLNC capital stock;

(v) transfer or dispose of any assets or incur any liability except in the ordinary course of business;

(vi) effect a split or reclassification of any capital stock of GLNC or a recapitalization of GLNC;

(vii) engage in any transaction which would result in the Purchase, reorganization, consolidation or division of GLNC or any other transaction having similar effect;

(viii) change the Articles of Incorporation, By-Laws or other governing instruments of GLNC, other than speculated by this Agreement;

(ix)   acquire or agree to acquire the stock or assets of any other business;

(x) take any action after the date hereof that would cause any representation or warranty contained in this Agreement to become untrue in any material respect;

(xi) pay any obligation or liability, other than (a) obligations or liabilities reflected in GLNC's balance sheet when due, (b) liabilities incurred since the date of such Balance Sheets in the ordinary course of business, and
(c) obligations under any franchise agreements, lease agreements, pension, bonus, profit sharing, employee stock ownership, stock option and warrant agreements, and the other agreements set forth in the exhibits;

(xii) make or become obligated to make any payment or distribution (including, without limitation, dividends) to its stockholders (in their capacity as stockholders);

(xiii) do any act or omit to do any act, or permit any act or omission to act, which will cause it to breach any contract or commitment to which it is a party;

(xiv) solicit from any other person or entity an offer or expression of interest in or with respect to an offer for an acquisition, combination, or similar transaction involving it or substantially all of its assets or securities except as described herein and GLNC will promptly inform MMM of the existence of any unsolicited offer or expression of interest; or

(xv) waive the provisions of any statute of limitations as such provisions may apply to the assessment of federal, state or foreign income taxes payable by it for any taxable year or period or portion thereof prior to the Effective Date.

C. MMM shall conduct its business only in the ordinary course, and by way of amplification and not limitation, will not without the prior written consent of GLNC:

(i) issue, sell, purchase or redeem, or grant or commit to issue any MMM capital stock, other than upon the exercise of outstanding stock options, warrants or stock purchase rights described in Schedule 3.2;

(ii) grant or commit to grant any options, warrants, or other rights to subscribe for or purchase or otherwise acquire any shares of its capital stock or issue or commit to issue any securities convertible into or exchangeable for shares of MMM capital stock;

(iii) declare, set aside, or pay any dividend or distribution with respect to the capital stock or other ownership interest of MMM;

(iv) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any MMM capital stock;

(v) transfer or dispose of any assets or incur any liability except in the ordinary course of business;

(vi) effect a split or reclassification of any capital stock of MMM or a recapitalization of MMM;

(vii) engage in any transaction which would result in the Purchase, reorganization, consolidation or division of MMM or any other transaction having similar effect;

(viii) change the Articles of Incorporation, By-Laws or other governing instruments of MMM, other than speculated by this Agreement;

(ix)   acquire or agree to acquire the stock or assets of any other business;

(x) take any action after the date hereof that would cause any representation or warranty contained in this Agreement to become untrue in any material respect;

(xi) pay any obligation or liability, other than (a) obligations or liabilities reflected in MMM's balance sheet when due, (b) liabilities incurred since the date of such Balance Sheets in the ordinary course of business, and
(c) obligations under any franchise agreements, lease agreements, pension, bonus, profit sharing, employee stock ownership, stock option and warrant agreements, and the other agreements set forth in the exhibits;

(xii) make or become obligated to make any payment or distribution (including, without limitation, dividends) to its stockholders (in their capacity as stockholders);

(xiii) do any act or omit to do any act, or permit any act or omission to act, which will cause it to breach any contract or commitment to which it is a party;

(xiv) solicit from any other person or entity an offer or expression of interest in or with respect to an offer for an acquisition, combination, or similar transaction involving it or substantially all of its assets or securities except as described herein and MMM will promptly inform GLNC of the existence of any unsolicited offer or expression of interest; or

(xv) waive the provisions of any statute of limitations as such provisions may apply to the assessment of federal, state or foreign income taxes payable by it for any taxable year or period or portion thereof prior to the Effective Date.

4.2  Stockholder Approval.

If required by law, GLNC and MMM shall submit and recommend this Agreement to its stockholders for approval at a meeting of its stockholders to be held at the earliest practicable date for the purpose of considering and voting upon a proposal to approve the Purchase.

SECTION 5 CONDITIONS TO OBLIGATION OF GLNC

The obligation of GLNC to effect the Purchase shall be subject to each of the following conditions:

5.1  Representations and Warranties of MMM to be True.

The representations and warranties of MMM herein contained shall be true in all material respects at the Effective Date or as soon as practicable thereafter with the same effect as though made at such time, except to the extent waived hereunder or affected by the schedules delivered hereunder; MMM shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it; and MMM shall have delivered to GLNC a certificate of MMM in form and substance satisfactory to GLNC dated the Effective Date or as soon as practicable thereafter and signed by its principal financial officer, to all such effects.

5.2  Shareholder Approval.

The shareholders of MMM shall have approved this Agreement, if required by law.

5.3  No Legal Proceedings.

No injunction or restraining order shall be in effect prohibiting the Purchase, and no action or proceeding shall have been instituted and, as of the Effective Date, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.4  Statutory Requirements.

All statutory requirements for the valid consummation by MMM of the transactions contemplated by this Agreement shall have been fulfilled, including the shareholder approval described in Section 4.2; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by MMM of the transactions contemplated by this Agreement, and to permit the businesses presently carried on by GLNC and MMM to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained.

5.5  Certificate of Officers.

GLNC shall have received from the officers of MMM, a certificate dated the Effective Date or as soon as practicable thereafter, in form and substance satisfactory to GLNC, substantially to the effect that:

(i) MMM is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware;

(ii) MMM is duly qualified to do business as a foreign corporation and in good standing in each state set forth in Schedule 3.1;

(iii)  MMM has the corporate power to carry on its existing business;

(iv) the authorized capital stock of MMM consists of 1,000 shares of common stock, no par value, and the number of issued and outstanding shares of capital stock of MMM is 1,000 common shares;

(v) each of this Agreement and the Purchase Documents has been duly authorized, executed and delivered by MMM and is the valid and binding obligation of MMM. All corporate action by MMM and its shareholders required to authorize the Purchase has been taken and MMM has the corporate power to effect the Purchase provided for in this Agreement;

(vi) all authorizations, consents and approvals of all governmental agencies and authorities, including state securities or "blue sky" authorities, required in order to permit consummation by MMM of the transactions contemplated by this Agreement and the Agreement of Purchase have been obtained;

(vii) all of the outstanding capital stock of MMM has been duly and validly authorized and issued, is fully paid and nonassessable; and

(viii) to the best knowledge of such officers, neither the execution and delivery by MMM of this Agreement, nor consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which MMM is subject, or constitute a material default thereunder.

5.6  Required Consents.

MMM shall have obtained the consents or approvals of each person and governmental agency whose consents or approval is required in connection with the execution, delivery and performance of this Agreement except for such consents or approvals the failure of which to obtain would not in the aggregate have a material adverse effect on GLNC or MMM.

5.7  Officer Agreements.

MMM shall have provided to GLNC evidence in writing indicating consent and commitment of MMM officers to assume the officers' positions of GLNC pursuant to the provisions of Section 7.6.

SECTION 6 CONDITIONS TO OBLIGATION OF MMM

The obligation of MMM to effect the Purchase shall be subject to each of the following conditions:

6.1  Representations and Warranties of GLNC to be True.

The representations and warranties of GLNC herein contained shall be true in all material respects at the Effective Date or as soon as practicable thereafter with the same effect as though made at such time, except to the extent waived hereunder or affected by the schedules delivered hereunder; GLNC shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it; and GLNC shall have delivered to MMM a certificate of GLNC in form and substance satisfactory to MMM dated the Effective Date or as soon as practicable thereafter and signed by its principal financial officer, to all such effects.

6.2  Shareholder Approval.

The shareholders of GLNC shall have approved this Agreement, if required by law.

6.3  No Legal Proceedings.

No injunction or restraining order shall be in effect prohibiting the Purchase, and no action or proceeding shall have been instituted and, as of the Effective Date, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.4  Statutory Requirements.

All statutory requirements for the valid consummation by GLNC of the transactions contemplated by this Agreement shall have been fulfilled, including the shareholder approval described in Section 4.2; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by GLNC of the transactions contemplated by this Agreement, and to permit the businesses presently carried on by MMM and GLNC to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained.

6.5  Certificate of Officers.

MMM shall have received from the officers of GLNC, a certificate dated the Effective Date or as soon as practicable thereafter, in form and substance satisfactory to MMM, substantially to the effect that:

(i) GLNC is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Utah;

(ii) GLNC is duly qualified to do business as a foreign corporation and in good standing in each state set forth in Schedule 2.1;

(iii)  GLNC has the corporate power to carry on its existing business;

(iv) the authorized capital stock of GLNC consists of 300,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value; and the number of issued and outstanding shares of GLNC Common Stock of GLNC is 11,857,650 shares, and there are no outstanding preferred shares;

(v) the shares of GLNC Common Stock to be issued in exchange for shares of MMM Common Stock pursuant to the Agreement have been duly authorized and are duly and validly issued, fully paid and nonassessable;

(vi) each of this Agreement and the Purchase Documents has been duly authorized, executed and delivered by GLNC and is the valid and binding obligation of GLNC. All corporate action by GLNC and its shareholders required to authorize the Purchase has been taken and GLNC has the corporate power to effect the Purchase provided for in this Agreement;

(vii) all authorizations, consents and approvals of all governmental agencies and authorities, including state securities or "blue sky" authorities, required in order to permit consummation by GLNC of the transactions contemplated by this Agreement and the Agreement of Purchase have been obtained;

(viii) all of the outstanding capital stock of GLNC has been duly and validly authorized and issued, is fully paid and nonassessable; and

(ix) to the best knowledge of such officers, neither the execution and delivery by GLNC of this Agreement, nor consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which GLNC is subject, or constitute a material default thereunder.

6.6  Required Consents.

GLNC shall have obtained the consents or approvals of each person and governmental agency whose consents or approval is required in connection with the execution, delivery and performance of this Agreement except for such consents or approvals the failure of which to obtain would not in the aggregate have a material adverse effect on MMM or GLNC.

6.7  [Intentionally Omitted]

6.8  GLNC Common Stock.

At the Effective Date or as soon as practicable thereafter, GLNC shall have issued a number of shares of GLNC New Shares to MMM Participants, in exchange for all of the then issued and outstanding shares of MMM Common Stock, in accordance with the provisions of this Agreement.

6.9  Election of Directors.

At the Effective Date, the persons identified in Schedule 6.9 shall be elected or appointed to the Board of Directors of GLNC, as more specifically described in Section 7.5 hereof.

6.10 Surviving Name.

At the Effective Date, the name of GLNC shall be changed to Millennium Multi Media.com Corp.

SECTION 7 CERTAIN UNDERSTANDINGS AND AGREEMENTS

7.1  Shareholders' Meeting.

If required by law, GLNC and MMM will cause a shareholders' meeting to be held at or prior to the Effective Date by GLNC and MMM for the purpose of adopting this Agreement and approving and ratifying the consummation of the transactions contemplated hereby.

7.2  Reservation of Stock.

The Board of Directors of GLNC prior to the Effective Date or as soon as practicable thereafter will reserve sufficient shares of GLNC New Shares for issuance pursuant to the terms of this Agreement and take such other action as is necessary in connection therewith.

7.3  GLNC Liabilities.

GLNC hereby agrees to resolve all financial obligations of GLNC, as set forth in GLNC Trial Balance prior to the Effective Date, or by a special agreement between GLNC Control Stockholder and MMM, pursuant to Section 7.4.

7.4  Explicit Indemnification and Security.

GLNC hereby agrees to indemnify and hold harmless MMM, MMM Participants and each director, officer and shareholder thereof, from and against any and all GLNC liabilities incurred by GLNC, its officers or directors, past and present, or any of its subsidiaries, merger or other combination partners, owned or conducting business with, either currently or in the past, including but not limited to liabilities disclosed in GLNC Trial Balance, whether already settled by MMM as of the date of this Agreement or currently outstanding, provided however that in no event shall such indemnification exceed the total sum of $90,000, as set forth herein below and in the notes payable in Exhibit D ($5,000) and Exhibit E ($85,000). Said aggregate current and potential liabilities shall be secured by GLNC Control Stockholder with currently issued and outstanding Common Stock of GLNC owned and controlled by the GLNC Control Shareholder (the GLNC Control Shares") in the amount of 50,000 shares pursuant to a 6-month Note Payable set forth in Exhibit D, and 340,000 shares pursuant to a 12-month Note Payable set forth in Exhibit
E. The sole remedy of MMM, MMM Participants and each director, officer and shareholder thereof shall be to foreclose and sell the shares placed as security for such obligations by GLNC Control Shareholder. GLNC, its officers, directors, attorneys, agents and shareholders shall have no liability.

In the event that any such GLNC liabilities are presented for payment, MMM shall forthwith advise GLNC Control Shareholder of such claim and all information relating thereto. GLNC Control Shareholder shall have ten (10) days following receipt of such claim by GLNC Control Shareholder, in which to approve or disapprove the payment thereof. In the event GLNC Control Shareholder disapproves the payment of such claim, GLNC Control Shareholder shall have the option of undertaking, at its own expense, the defense thereof, including selection of counsel, terms of settlement and other matters relating directly to the disposition of such claim. GLNC Control Shareholder's election to assume defense of any such claim shall be contained in the ten (10) day notice provided hereinabove. At such time as any such claim is paid by MMM, whether by reason of GLNC Control Shareholder's approval thereof or judgement having been entered and satisfied by MMM, the indemnity provided herein by GLNC Control Shareholder shall become effective. Should MMM pay such claim without the consent of GLNC Control Shareholder or other than pursuant a judgement entered against MMM, GLNC Control Shareholder shall be released from indemnity provisions provided herein and MMM shall have no right to proceed to collect any funds from GLNC Control Shareholder pursuant to the note set forth in Exhibit E. Under any circumstances, the indemnity provisions in this Agreement and in Exhibit E shall expire one (1) year from the Effective Date of this Agreement.

7.5  Board of Directors Following Purchase.

A. GLNC Control Shareholder shall have the right to elect the equivalent of up to 20% of the members of the Board of Directors in elections held within a period of two (2) years following the Effective Date, currently equal to one (1) seat pursuant to Paragraph B in Section 7.5 below. Such right shall be cancelled in the event of changes to the structure of the Board of Directors resulting from a potential material corporate merger, acquisition, combination or other reorganization approved by the Board of Directors.

B. Upon consummation of the Purchase, the Board of Directors of GLNC shall be the five (5) directors identified in Schedule 6.9, who shall be elected by consent in lieu of a special meeting of shareholders following the consummation of the Purchase. The Board of Directors of GLNC shall, prior to the Effective Date, appropriately adjust the number of seats on the board in the GLNC Bylaws, if necessary.

7.6  Conduct of Business.

Upon consummation of the Purchase, the Board of Directors shall appoint the following as officers and/or administrative consultants of GLNC:

Name:                              Position:
Bobby Roberts                      President
Joseph Torkan                      Vice President
Illya Bond                         Secretary

Charles Weber                       Administrative Consultant
Michael Selsman                     Administrative Consultant

7.7  Operating Budget.

MMM acknowledges that GLNC has experienced operating losses and has a working capital deficit. MMM agrees to deposit, prior to the Effective Date or as soon as practicable thereafter, funds in the amount of $250,000 in cash and/or marketable securities in account in the name of MMM for the exclusive use in the ordinary course of business following the Effective Date.

7.8  Operations

If within six (6) months following the Effective Date, MMM has not commenced operations of any Internet or other business set forth in the MMM business plan, attached hereto as Exhibit B, GLNC shall have the option to rescind this Agreement upon giving a written notice thereof within sixty (60) days of the expiration of said six (6) months period. Should GLNC exercise such option, MMM shall be liable for all debts, obligations and expenses incurred by MMM following the Effective Date of this Agreement through the effective date of such rescission, and agrees to indemnify GLNC, its officers, directors, attorneys, agents and shareholders free and harmless from all such debts and expenses, including but not limited to all attorney fees and costs incurred by such indemnified parties and relating to such rescission and indemnification.

7.9  SEC Reports.

MMM acknowledges that GLNC is not a reporting company and has not filed current audited financial statements and necessary forms with SEC, and has been scheduled to be suspended by NASD from the Bulletin Board, where it has been listed and trading, on December 1, 1999. Upon consummation of the Purchase, MMM agrees to file the Form 10SB required by SEC and NASD, including audited financial statements of GLNC and MMM, within sixty (60) days following the Effective Date. In the event that MMM has not made such required filing within sixty (60) days following the Effective Date, GLNC reserves the right to rescind this Agreement for thirty (30) days without incurring any liability to MMM, unless the delay is caused directly by GLNC's inability to produce required financial and/or legal records, documents and other information to the satisfaction of a mutually agreed upon accountant expected to audit GLNC's financial statements and provide an adequate opinion.

7.10 Stock Split.

Upon consummation of the Purchase, the Board of Directors of GLNC shall be prevented from voting on, agreeing to and/or instituting a stock split related to any capital stock of GLNC for a period of at least ninety (90) days following the Effective Date. Following such period, the Board of Directors decision to effectuate any stock split, including a reverse stock split of the Common Stock of GLNC, shall be restricted by a requirement of a unanimous vote, for a period of another 90 days.

7.11 GLNC Control Shareholder Shares

Upon consummation of the purchase, the GLNC Control Shareholder agrees not to sell, assign or transfer any GLNC Control Shares, whether publicly or in a private transaction, other than under provisions set forth in Section 7.4, for a period of three (3) months following the Effective Date.

7.12 Code Requirements

All persons, including but not limited to MMM Participants who shall receive shares under this Agreement shall fully comply with all California Securities Code requirements relating to the within transaction.

SECTION 8 TERMINATION OF OBLIGATIONS AND WAIVERS OF CONDITIONS; PAYMENT OF EXPENSES

8.1  Termination of Agreement and Abandonment of Purchase.

Anything herein to the contrary notwithstanding, this Agreement and the Purchase contemplated hereby may be terminated, whether before or after approval of this Agreement by GLNC and/or MMM, as follows, and in no other manner:

A. Mutual Consent. By mutual consent of the Boards of Directors of GLNC and MMM.

B. Expiration Date. By the Boards of Directors of GLNC or MMM, if the respective representations in Section 2 and Section 3 have not been fulfilled within thirty (30) days of the Effective Date, which date may be extended by mutual agreement of the Boards of Directors of GLNC and MMM.

C.   SEC Filing Delay. By the Board of Directors of GLNC in accordance with
Section 7.8.

8.2  Payment of Expenses; Waiver of Conditions.

In the event that this Agreement shall be terminated pursuant to Section
8.1, all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided that the obligations of MMM and GLNC contained in Sections 2.15 and 3.15 hereof, and the confidentiality obligations of the parties contained Paragraph A of
Section 4.1 hereof, shall survive any such termination. If any of the conditions specified in Section 5.1 hereof have not been satisfied, GLNC may nevertheless at its election proceed with the transactions contemplated hereby and if any of the conditions specified in Section 6.1 hereof has not been satisfied, MMM may nevertheless at its election proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate executed on behalf of the electing party by an authorized officer or representative. Upon consummation of the Purchase shall be consummated, each party hereto will pay all of its own costs and expenses in connection therewith.

SECTION 9 GENERAL

9.1  Amendments.

Subject to applicable law, this Agreement and any schedule, list or exhibit attached hereto may be amended only by an instrument in writing signed by an officer or authorized representative of each of the parties hereto upon authorization by the Board of Directors of GLNC or MMM before or after the meeting of shareholders referred to in Section 7.1 hereof, except that no such amendment shall affect the rate of exchange provided for in this Agreement. 9.2 No Assignment.

This Agreement may not be assigned by either party, by operation of law or otherwise.

9.3  Survival of Representations and Warranties.

All the respective representations and warranties of GLNC and MMM contained herein shall survive the Closing.

9.4  Governing Law.

Except where the laws of another jurisdiction are mandatorily applicable, this Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

9.5  Notices.

Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid and addressed as follows:

If to GLNC, to:

Dennis M. Phillips, President

Glenhills Corp.

17277 Ventura Blvd., Suite 200

Encino, CA 91316


If to MMM, to:

Illya Bond, Director

Millennium Multi Media.com Corp.

9301 Wilshire Blvd., Suite 201

Beverly Hills, CA 90210


With copies to:

---------------------

---------------------

---------------------

---------------------

9.6  Headings.

The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.7  Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

9.8 Reliance Upon.

Representations and Warranties. Notwithstanding any right of any party hereto to fully investigate the affairs of any other party, the parties hereto may rely upon the representations, warranties and covenants made to it in this Agreement and on the accuracy of any certificate, any schedule attached hereto (collectively the "Disclosure Schedules"), exhibits or other document given or delivered to it pursuant to this Agreement. Further, knowledge by an agent of any party hereto of any facts not otherwise disclosed in this Agreement, the Disclosure Schedules or any other Purchase Documents, shall not constitute a defense to any claim for misrepresentation, breach of any warranty, agreement, or covenant under this Agreement, the Disclosure Schedules or any other Purchase Documents. No representations or warranties have been made by or on behalf of any person to induce any party to enter into this Agreement or to abide by or consummate the transactions contemplated by this Agreement, except representations and warranties expressly set forth herein, in the Disclosure Schedules or in any other Purchase Documents.

9.9  Waiver

No purported waiver by any party of any default by any other party of any term, covenant or condition contained herein shall be deemed to be a waiver of such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein.

9.10 Entire Agreement.

This Agreement, together with the schedules attached hereto and any certificate, exhibit or other document given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.

9.11 No Partnership.

Nothing contained in this Agreement will be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

9.12 Partial Invalidity.

If any term, covenant or condition in this Agreement or the application thereof to any person, party or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.13 Joint Preparation.

This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized officers as of the date and year first above written.

Signed by:

/s/ JOSEPH TORKAN                              /s/ HAL PHILLIPS
------------------------------                ------------------------------
Millennium MultiMedia.com Corp.               Phillips Management Services

Name:  Joseph Torkan                          Name: Harold Phillips
     -------------------------                     -------------------------
Position: Director                            Position: Partner
         ---------------------                         ---------------------
/s/ DENNIS PHILLIPS                           /s/ ROBERT STUCKELMAN
------------------------------                ------------------------------

Glenhills Corp.                               Technical Management Consultants

Name: Dennis Phillips                         Name: Robert Stuckelman
     -------------------------                     -------------------------
Position: President                           Position: President
         ---------------------                         ---------------------


SCHEDULE  1.2

GLNC New Shares Distribution to MMM Shareholders

The distribution of the 64,870,600 shares of GLNC Common Stock will be designated by the Board of Directors upon consummation of the Purchase.

SCHEDULE  1.3

Finders' Fee Distribution

Total Number of   Number of Shares by Individual TMC Participants
Shares to TMC
Participants      The Stuckelman  Compound Capital  The World Wide  Tytus
                  Family Trust    Group             Web Store       Biniakiewicz
3,613,951         2,565,905       578,232           361,395         108,419


SCHEDULE  2.1

GLNC Qualifications; Corporate Standing

GLNC is qualified as a foreign corporation in the State of California.


SCHEDULE  2.2

Outstanding Dilutive GLNC Securities

A. GLNC has the following issued and outstanding options to purchase an aggregate total of 620,000 shares of GLNC Common Stock by the parties and under the terms specified below:



Party Name               Number of Shares    Expiration Date     Exercise Price Per Share

The Greenfield Family    250,000             Dec. 31, 2004       $0.005
Trust

The Daniel Family Trust  250,000             Dec. 31, 2004       $0.005

Ray Mendoza               45,000             Oct. 14, 2004       $0.005

Ray Mendoza               75,000             Oct. 14, 2004       $1.00


B. GLNC is required to issue an aggregate total of 240,000 shares of GLNC Common Stock as compensation earned prior to the Effective Date for performing services and duties of the Directors of GLNC, which shall be issued upon the consummation of the Purchase to the parties specified below:

                 Party Name                           Number of Shares
                 Dennis M. Phillips                   120,000
                 Martin Zucker                        60,000
                 Ray Mendoza                          60,000

C. GLNC has advised MMM that 1,388,120 shares of GLNC Common Stock, consisting of amounts issued to parties indicated below ("GLNC Cancelled Shares"), and included in the total issued and outstanding number of shares of GLNC Common Stock indicated in a statement of shareholders provided by the transfer agent dated December 3, 1999, should be considered cancelled based on agreements executed with the parties to such effect. In addition, GLNC has advised MMM that 3,500,000 shares of GLNC Common Stock issued to Sterling & Co. (the "Sterling Shares") and included in the total issued and outstanding number of shares of GLNC Common Stock indicated in a statement of shareholders provided by the transfer agent dated December 3, 1999, should also be cancelled. GLNC has advised MMM that legal action against said parties must be initiated to effect cancellation and recover certificates of GLNC Cancelled Shares and Sterling Shares, and that GLNC will cooperate in the prosecution of said actions by MMM. GLNC represents that neither the GLNC Cancelled Shares nor Sterling Shares have been duly authorized, validly issued and GLNC has not been paid any consideration for issuing any of the GLNC Cancelled Shares or Sterling Shares. For the purposes of this Purchase, the provisions of this Agreement shall be assumed to include the Sterling Shares and exclude the GLNC Cancelled Shares, respectively, in or from the total number of issued and outstanding shares of Common Stock of GLNC (the "GLNC Pre-Merger Shares"), including calculations in
Section 1.2 and 1.3. In the event that any resulting legal action or dispute in the future is resolved against the representation of GLNC with respect to the GLNC Cancelled Shares and any of the GLNC Cancelled Shares are deemed duly authorized, validly issued, fully paid and/or non-assessable, the consideration set forth in Section 1.2 and Section 1.3 shall be adjusted and paid out to MMM immediately according to a recalculated number of the GLNC Pre-Merger Shares, which is to include any such GLNC Cancelled Shares deemed duly authorized, validly issued, fully paid and/or non-assessable. In the event that any resulting legal action or dispute in the future is resolved according to the representation of GLNC with respect to the Sterling Shares and any of the Sterling Shares are deemed not duly authorized, not validly issued and fully paid for, GLNC shall issue and pay out proportionately to all shareholders of Common Stock of GLNC owning stock immediately prior to the Effective Date a number of GLNC New Shares to be determined according to the provisions of
Section 1.2 and Section 1.3, in order to adjust for these provisions.

        GLNC Cancelled Shares

        Party                      Number of Shares            Certificate No.

        Emanuel Corpus             1,357,575                   6229

        Rose Fajardo                  30,545                   6231


SCHEDULE  2.6

GLNC Names, Patents and Trademarks

Southern California Interviewing Services and SCIS are fictitious business names of Access Research Group (Fictitious Business Name Patent filed with Los Angeles County Recorder).


SCHEDULE  2.7

GLNC Tax and Other Returns and Reports

GLNC has the following unsettled past due tax liabilities, which shall come under the indemnification and security provisions in Section 7.4.

       State of California Corporate Franchise Tax            $4,369.82
       State of California Corporate Franchise Tax            $152.00
       State of Utah Corporate Franchise Tax                  $134.00



SCHEDULE  2.8

GLNC Agreements, Contracts and Commitments

A.   Wall Street Marketing Investor Relations Contract

B. Sycamore Financial Advisors Executive Services Agreement dated October 18, 1999 Sycamore Financial Advisors is a fictitious name for Ray Mendoza, a Director of GLNC.

C. Phillips Management Services ("GLNC Control Shareholder") Executive Services Agreement dated March 20, 1998

An Executive Services Agreement between GLNC (formerly DHS Industries,
Inc.) and Phillips Management Services (the GLNC Control Shareholder) has been terminated as of the Effective Date by mutual consent of both parties in accordance with its provisions. In consideration of the consent for termination of Phillips Management Services, GLNC will sign a consulting agreement with Canby Corp., a Nevada corporation with offices and a principal place of business at 21901 Burbank Boulevard, Suite 177, Woodland Hills, California 91367, as set forth in Exhibit A.


SCHEDULE  2.9

GLNC Title to Properties: Liens and Encumbrances

None.


SCHEDULE  2.11

Litigation

GLNC is a party in a Superior Court of Los Angeles case # LC044679, McGowan vs. DHS Industries, filed by Denise Duchene McGowan, a former employee. A judgement of $20,001.17, plus interest, plus other costs, has been stipulated by the court, with payments starting January 5th, 1998.


SCHEDULE  2.17

GLNC Insurance

None.


SCHEDULE  3.2

Outstanding Dilutive MMM Securities

None.


SCHEDULE  3.6

MMM Names, Patents and Trademarks

MMM is in the process of applying for a patent protecting its corporate name.

SCHEDULE  3.8

MMM Agreements, Contracts and Commitments

A. MMM has received a Letter of Intent from GAIA, LLC, set forth in Exhibit
C, to acquire equity interest in GAIA, LLC, a real estate development project in Las Vegas.

B. Letters of Agreement between MMM and Charles Weber, Michael Selsman, Todd Roberts, Vincent Kamdar and Stephen Burgess. SCHEDULE 3.9

MMM Title to Properties: Liens and Encumbrances

None.


SCHEDULE  3.17

MMM Insurance

MMM has recently requested and received a quote on a Directors Errors and Omissions Policy from MDM & Associates, an insurance agent located at 777 South Figueroa Street, Los Angeles, California 90001, which is currently under evaluation of the management.


SCHEDULE  6.9

Board of Directors Members


Illya Bond

David Peipers

Joseph Torkan

Joubin Torkan

Dennis M. Phillips


EXHIBIT A

Canby Corp. Consulting Agreement

                        PROFESSIONAL SERVICES AGREEMENT

This agreement is made and entered into this 30tlh day of December, 1999 by and between Millennium Multi Media Corp. (MMM), a Delaware corporation with offices and principal place of business at 9301 Wilshire Boulevard, Suite 201, Beverly Hills California 90210 ("Client") and Canby Corp.(CC), a Nevada corporation with offices and a principal place of business at 21901 Burbank Boulevard. Suite 177, Woodland Hills, California 91367 ("Consultant").

1.   Qualifications:     Consultant has skill and experience in certain fields
                         of activity in which the Client is interested. Said fields of activity are identified as financial consulting, mergers and acquisitions.

2.   Hiring:             Client hereby engages the nonexclusive services of
                         Consultant and Consultant hereby accepts such engagement in the above fields of activity.
                         Consultant will report to and take instructions from Illya Bond, Executive Director of the Client company,
                         MMM.

3.   Duties:             The primary duties of Consultant will be to provide
                         financial consulting services and present various merger and/or acquisition candidates to Client.
                         Consultant will determine the method, details and means of performing said duties.

4.   Term:               The term of this Agreement shall commence as of the
                         date of this Agreement for a period of (1) year and shall be non-cancelable.

5.   Compensation:       The Client shall pay to Consultant a fee of Twenty Five
                         Thousand Dollars ($25,000.00) payable Twenty Five
                         Hundred ($2,500.00) per month commencing January 15,
                         2000 and continuing on the 15th day of each month thereafter for ten months. Client grants to Consultant or its assignee, an option to acquire 200,000 shares of capital stock of MMM at the quoted bid price of Glenhills Corporation as of the date of execution of this Agreement, to wit: $0.13. Said option shall be transferable and will expire ten (10) months from the date of execution hereof and may be exercised in whole or in several parts at the option of Consultant or its transferee.

6.   Devotion of Time:   Consultant shall devote reasonable and adequate time to
                         accomplish those various duties requested by the Client under and shall carry out said duties to the satisfaction of the Client.

7.   Warranties:         Consultant represents and warrants that it has the
                         right to enter into this Agreement and to render services to Client.

8.   Confidentiality:    Consultant may be given access to certain proprietary
                         information, including trade secrets of Client.
                         Consultant agrees to preserve in strict confidence all such information during the term of this agreement and for so long as the information received is not in the public domain. Consultant will not disclose this information except as directed.

9.   Independent
     Contractor:         Consultant and his employees and associates are at all
                         times and performing hereunder as independent contractor(s) and not as a Client employee(s).
                         Consultant agrees to perform those services with the standard of care, skill and diligence normally provided by a professional person in the performance of such services.

10.  Compliance With
     Applicable Laws:    In the performance of Consultant's services it shall
                         comply with all applicable laws of the jurisdiction in which the services are performed.

11.  Arbitration:        In the event that a dispute arises, the parties do
                         hereby agree to settle any such dispute by arbitration conducted through the American Arbitration Association to be held in Los Angeles, California. Such decision of the arbitration shall be final and binding on all parties.

12.  Entire Agreement:   This document represents the complete agreement between
                         the parties and may be modified or amended only by a duly executed written agreement. This agreement shall be construed in accordance with the laws of the State of California, which shall also be the venue and \ jurisdiction of any disputes between the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day and year noted above.

Millennium Multi Media.com Corp.                         Canby Corp.

/s/ Illya Bond                                           /s/ Hal Phillips

Secretary                                                President


EXHIBIT B

MMM Business Plan


Overview

Millennium Multi Media.com Corp. (MMM) is a modern Internet entertainment company embracing traditional and digital communication modes to provide a new age of entertainment content to consumers in the United States and around the world. MMM is taking advantage of three powerful trends - demographics, globalization and technology - to establish and maintain its status as an entertainment industry innovator. At a time when traditional distinctions between various entertainment segments are blurring, MMM capitalizes on its wealth of managerial expertise in the industry and its affiliations with leading media corporations to advance the transformation of the global entertainment market. Entertainment industry covers all formats of recorded music and filmed entertainment, which includes movies and series television programming. Worldwide demand for U.S. entertainment is vigorous and continues to grow at double-digit rates domestically, and even faster abroad. Recently, technology developments such as the Internet have led to greater access by consumers to a wide variety of entertainment products and services. In fact, many industry insiders and observers, including the Motion Picture Association of America
(MPAA), believe that within a decade the Internet will play a major role in delivering filmed entertainment and recorded music to homes all around the world.


Market Opportunity

United States producers lead the world's entertainment industry without dispute. Demand for U.S. entertainment, both domestically and in foreign markets, is very vigorous and is likely to continue growing. The industry also benefits from continual technological advancements, which offer new opportunities for entertainment distribution. For example, at the same time that the videocassette and cable television markets have been reaching maturity, the Internet is offering new possibilities as a delivery system for entertainment programming.

The size of the industry is already enormous. Domestically, the box office ticket sales totaled $6.9 billion in 1998, with 1.48 billion tickets sold - the highest level in more than 40 years. In addition, it is estimated that U.S. consumers spent $9.5 billion on video rentals and another $8 billion on the purchase of videotapes and videodisks.

In many foreign markets U.S. films have acquired a share of box office receipts equal to or higher than that of domestic films and the home video sector is still growing at a fast pace. In the long term, international markets should continue to be a growth engine for U.S. entertainment companies. According to the Bureau of Economic Analysis of the U.S. Department of Commerce, the total sales of filmed entertainment to foreign buyers surpassed $14 billion in 1996. Predictions for year 2003 are $26.6 billion.

The International Federation of the Phonographic Industry, an international trade association based in London, estimated that in 1998 total recorded music sales worldwide surpassed $40.0 billion, of which U.S. produced albums constituted about 50%, with over $12 billion sold domestically and about $8 million in foreign markets. Industry observers and prominent research firms, such as Forrester Research, estimate that a significant portion of these revenues will be attained through the Internet in the future, reaching 7.5 percent of total sales, or $1 billion, by 2002.

Merchandising related to both the movie and music sectors offers an additional and virtually unlimited revenue potential.


Company

Millennium Multi Media is an Internet entertainment company combining years of executive experience in film, music production and other entertainment content development with the technology of the Internet.

MMM capitalizes on the tremendous wealth of industry experience among its management team members, the most salient factor determining the ability of smaller producers to join the ranks of successful entertainment companies. Through its affiliations within the industry, MMM will produce and distribute entertainment content in the filmed programming and recorded music sectors, as well as facilitate other projects utilizing relationships with leading companies in the industry. MMM's activities will also include related entertainment merchandising of licensed and self-generated products and special direct response marketing services.

MMM strategy will focus on development of filmed and music projects, and creative distribution of entertainment content emphasizing the World Wide Web as the delivery medium. The basis for MMM's success will be a multifunctional entertainment auction Web Site, which is currently being developed by MMM's programmers. The Web Site will serve as an excellent channel for marketing and distribution of entertainment products and services, including merchandise. The unique features of the Web Site include special direct response marketing capabilities based on concepts developed by the merchandising experts within MMM's management team. MMM has already received overwhelming interest from major Los Angeles area studios in the marketing services provided by this unrivaled Web Site feature.


ORGANIZATIONAL STRUCTURE

MMM is divided into content profit centers, based on the nature of products and services. All three business units will be operated and distributed through corresponding e-commerce Web Sites.

Movies

The film business unit will focus on production of filmed entertainment, including feature movies and television programming, designed for domestic and international distribution through all available traditional channels, as well as the Internet.

Music

The music business unit will focus on discovery and development of new artist talent, as well as production and distribution of recorded music in traditional formats and the Internet.

Merchandising

The merchandising business unit will concentrate on the operation of the entertainment auction Internet Web Site, including direct response marketing services provided to major production studios, as well as licensing, development and marketing of entertainment related merchandise.


MANAGEMENT

Illya Bond

Illya Bond has over 20 years of experience in developing and managing financial and real estate assets. Mr. Bond was Vice President, Syndication of American Development Corp. In this capacity, he was responsible for the interfacing of company syndication products with the corporate finance departments of firms including Merrill Lynch, Dean Witter, Shearson, American Express and Kidder Peabody. During Mr. Bond's tenure, American Development Corp. became the third largest developer in the United States with more than $2 billion in assets and average annual syndication equity raised of $190 million. Mr. Bond's other experience includes extensive involvement in the banking and insurance industries through affiliations with American Diversified Savings and Loan and American Pacific Insurance Company.

Bobby Roberts

Bobby Roberts' career in the entertainment business has spanned 35 years. He has been a successful record executive, film producer, music publisher and personal manager, handling the careers of successful artists such as The Mama's and The Papa's, Ann-Margret, Mama Cass Elliott, Paul Anka, Richard Pryor, Steppenwolf, and Jan & Dean. He began in the 50's as a member of the internationally known dance act, the Dunhills, which was affiliated with and worked all over the world with Danny Kaye and Milton Berle. In the 60's, Mr. Roberts co-founded Dunhill Records with Lou Adler. The company's first discovery was The Mamas and The Papa's. Other artists to succeed on the Dunhill label included Three Dog Night, Steppenwolf, Johnny Rivers and Mama Cass Elliott. Thereafter, Mr. Roberts formed Landers-Roberts Productions with Hal Landers and produced many successful motion pictures, the first being the MGM production Gypsy Moths, starring Burt Lancaster and Deborah Kerr. Films that followed included Monte Walsh with Lee Marvin and Jack Palance, The Hot Rock, starring Robert Redford and Zero Mostel and the huge box office success Death Wish starring Charles Bronson, as well as the first sequel Death Wish II. Mr. Roberts was also President of the Lorimar Music Group. Lorimar was responsible for Dallas, Knott's Landing and many other successful television shows. Mr. Roberts recently produced the critically acclaimed theatrical show "Mort Sahl's America", which enjoyed huge success both in New York and Los Angeles. Currently Mr. Roberts is Chairman of the Board of Santa Clarita Studios, Inc., which is a successful entertainment and media company.

Charles J. Weber

For the past 20 years, Charles J. Weber has been a successful key executive in the Entertainment/Communications Industry. During this time he has also been Chairman and Chief Executive Officer of Weber Communications, Inc., an international consulting firm providing professional management, consulting, business development and financial services; specializing in strategic alliances in the multimedia, technology, medical, broadcasting, entertainment, and communications fields. In this capacity, Mr. Weber is very active in the international marketplace and represents a number of companies in the Far East, South America, as well as Eastern and Western Europe. Mr. Weber has been instrumental in securing public and private corporate financing, domestic and international distribution, mergers and acquisitions and the production and financing of motion pictures. He has also served in executive roles for Fortune 500, real estate, and entertainment companies and has executive produced a number of feature films.

Mr. Weber has been President and CEO/COO of the following companies:

Lucasfilm, Ltd.: As President and Chief Executive Officer of George Lucas' company, Mr. Weber was responsible for all aspects of the company's operations, including international operations, financing, negotiations, production, licensing, merchandising, Industrial Light and Magic and THX. He was also involved in the making of: The Empire Strikes Back, Raiders Of The Lost Ark, and More American Graffiti.

Embassy Communications: As President and Chief Operating Officer of Norman Lear's and Jerry Perenchio's company, Mr. Weber was involved in corporate development, television and motion picture production and international and domestic distribution, cable operations, pay television services and Hispanic broadcast stations. He was also involved in the making of Blade Runner.

Entertainment Company of America (ECA): As President and Chief Executive Officer, Mr. Weber has led ECA's early involvement in the development of interactive in-flight systems, developing the distribution and technical expertise to support in-flight audio/video games, merchandising, communications and gaming requirements on aircraft.

CanWest International Corp.: As President and Chief Executive Officer, Mr. Weber's primary responsibility was the development and acquisition of companies and strategic investments to add to CanWest Global Communications Corporation's television interests outside of Canada. Mr. Weber was instrumental in the acquisition and investigation of broadcast properties in Eastern Europe, South America and the Far East.

Prior to his involvement in the entertainment industry, Mr. Weber had extensive experience in real estate and with Fortune 500 companies. He was a Senior Vice President of Sonnenblick-Goldman Corporation of California, as well as being employed in an executive capacity by other real estate development and syndication companies. Before relocating to Los Angeles in 1972, Mr. Weber worked for the Celanese Corporation and General Motors Overseas Operations in New York City.

Mr. Weber is a member of The Academy of Motion Pictures Arts and Sciences and The Academy of Television Arts and Sciences. Mr. Weber is a graduate of Manhattan College, where he received a Bachelor of Business Administration degree and went on to earn a Master's degree in Business Administration from Hofstra University.

Sample Production Accomplishments:

                          FEATURE FILMS

CHIEF EXECUTIVE
OFFICER              EMPIRE STRIKES BACK     Lucasfilm Ltd/20th Century Fox
                     MORE AMERICAN GRAFFITI  Lucasfilm Ltd/Universal
                     RAIDERS OF THE LOST ARK Lucasfilm Ltd/Paramount
EXECUTIVE IN CHARGE  BLADE RUNNER            Perenchio/Yorkin/Warner Brothers
                     BLUE SKIES AGAIN        Angeles/Lantana/ Warner Brothers
                     SCANDALOUS              Angdea/Lantana/ Orion
                     SWING SHIFT             Angeles/Lantana/Warner Brothers
                     IRRECONCILABLE
                     DIFFERENCES             Angeles/Lantana/Warner Brothers

EXECUTIVE PRODUCER   CHILDREN OF THE CORN    Angeles/New World
                     THE STONE BOY           Angeles/20th Century Fox
                     BODY ROCK               Angeles/New World
                     DEATH OF AN ANGEL       Angeles/Sundance/ 20th Century Fox
                     VERA CRUZ               Angeles/Sundance/20th Century Fox
                     CHICAGO CAB             KMI
                     WINNEBAGO WARRIORS
CONSULTANT           FLIGHT OF THE NAVIGATOR New Star/Disney
                     LIVE SHOWS

EXECUTIVE PRODUCER   JULIE ANDREWS MEETS ANDRE PREVIN
                     LIZA MINELLI AT NHK SYMPHONY HALL


Michael Selsman

Michael Selsman has a wealth of diverse experience in the entertainment industry, working in public relations, film production, publishing and numerous other environments. Mr. Selsman started his career as a public relations and national publicity executive, working in New York City with 20th Century Fox and later with

Paramount Pictures. After moving to Los Angeles, he became an Account
Executive with the Arthur P. Jacobs Company, the premiere entertainment public relations firm, where he personally represented many well-known personalities, including Judy Garland, Marilyn Monroe, Peter Sellers, Marlene Dietrich, Henry, Jane and Peter Fonda, James Mason, Mervyn LeRoy, James Stewart, Lawrence Harvey, Rock Hudson, and others. Subsequently, he joined Rogers and Cowan Public Relations, representing the Disneyland Hotel, Ambassador Oil, The Wrather Corp., owners of the Lassie franchise, Muzak, and others. Later in his career, Mr. Selsman also represented authors such as Truman Capote, Ronald Dahl and others, while working with famed literary agent, Irving Lazar.

Mr. Selsman gained remarkable experience as a talent agent with Artists
Agency Corporation, now ICM, participating in television packaging with the agency's client, Bing Crosby Productions. In-house shows included "Ben Casey", "Medic", and "Hogan's Heroes." He was also involved in the early career development of James Garner, Alan Arkin, and Robert Redford.

As the President of Group Three, Mr. Selsman co-produced the feature film, "Dirty Little Billy", distributed by Columbia Pictures, and also developed "Bury My Heart at Wounded Knee" by Dee Brown, "World Without End, Amen" by Jimmy Breslin, "I, Robot" by Isaac Asimov, and "The Fortunate Pilgrim" by Mario Puzo. Selsman and film director Charles B. Pierce also collaborated with American International Pictures to produce several films on far locations, including "Winterhawk" in Montana, "Bootleggers" in Texas and Arkansas, "The Norseman" in Florida, and "Grey Eagle" in Wyoming and Colorado.

In addition, Mr. Selsman worked with Orson Welles preparing a film about the assassination of Robert Kennedy and co-produced the feature film "Gotcha," which was distributed by Universal, as well as developing 18 other feature film and television projects working for MGM.

As a professional writer, Mr. Selsman wrote the screenplay for his original feature film idea, "Getting Even With Steven" for Hemdale Pictures Corp. He has also been employed as a writer by MGM Studios, Robert Halmi International, New World Pictures, Brilliant Digital Entertainment, and others.

Mr. Selsman also worked for Samuel Goldwyn, Jr. at Goldwyn Studios as Vice President of Creative Affairs, headed the literary department at Preferred Artists Agency in Beverly Hills, and co-founded and was Vice President of Affiliate Relations for Transcontinental Television Network, a new 24-hour satellite-fed UHF program source located at Glendale Studios. In addition, he oversaw national marketing and promotion of the Los Angeles Clippers NBA basketball franchise working for two seasons for Donald T. Sterling as Vice President of Corporate Affairs, and managed marketing and advertising for Fred Sands as Corporate Vice President of the California's largest privately-held real estate company.

Mr. Selsman is considered an expert source on international entertainment and has been quoted in such publications as Time, Newsweek, TV Guide, and in various newspapers and books on the subjects of contracts and changing mores and social values in the media. He has also appeared on national and international television programs, commenting on Hollywood studio history, and has appeared as an expert witness in court and for various Hollywood guilds. He has also guest-lectured at schools and universities such as UCLA, USC, Pepperdine, Middlebury, VT., Westlake School, Mount St. Mary's and Loyola.


Roger Paglia

Roger Paglia earned his Bachelor Degree in Business Administration and Accounting from the University of California at Los Angeles (UCLA). He has over twenty years experience as an entertainment industry executive, music publisher and record producer. Mr. Paglia served as President of an international music publishing company. He directed the record production activities for Lorimar. In addition, Mr. Paglia has produced for other major record labels. Mr. Paglia founded PEC Services, which specialized in motion picture film distribution, postproduction services and fulfillment services. His clientele included all of the Walt Disney Companies, including Touchstone Pictures, Hollywood Pictures, Buena Vista Worldwide, Hollywood Records,

Buena Vista Music Publishing, Aaron Spelling Productions, Sony / Tristar / Columbia Pictures as well as Lorimar, ABC, NBC, and numerous independent companies. Recently, Mr. Paglia has produced the critically acclaimed theatrical show "Mort Sahl's America" which enjoyed huge success both in New York and Los Angeles. Mr. Paglia is currently President of Santa Clarita Studios, Inc., a successful entertainment and media company.


Don Baker

Don Baker has served for over 15 years in senior level management positions in the marketing, distribution and the retail industries. Most recently, as Vice President of Direct Response Marketing for Real Entertainment, Mr. Baker managed the most successful direct response campaign of 1998, the Jerry Springer Too Hot For TV Videos. This direct marketing campaign generated over 60 million dollars in revenue for videos and related merchandise, and helped build Jerry Springer into a nationally recognized brand.

Prior to Real Entertainment, Mr. Baker served as Director of Distribution for Technicolor Video, the largest video duplicator in the world. During his 5-year tenure at Technicolor, he headed their direct to retail division, servicing such prestigious clients such as Disney and Warner Brothers, with his staff of over 500 employees. In 1996 Baker was named Technicolor Employee of the Year from among 2000 employees.

Prior to Technicolor, Mr. Baker was Director of Fulfillment Services for Paramount Pictures, where he was responsible for licensing, product development, telemarketing and fulfillment services. Mr. Baker also served as Director of Operations for Teleflora, one of the nation's, leading floral outlets.

Consulting stints with the Franklin Mint, one the world's largest collectible catalogers, and the production of several of Mr. Baker's scripts for Hanah Barbera children's TV shows punctuate his creative career. Mr. Baker graduated from the University of Oregon with a Journalism degree.


EXHIBIT C

GAIA Project Letter of Intent

Board of Directors

Millennium Multi Media. com Corp.

9301 Wilshire Boulevard

Suite 201

Beverly Hills, California 90210


Gentlemen,

This letter is to express our intent to exchange 50% of our equity interest in GAIA, LLC, a Nevada company, for shares in Millennium Multi Media.com Corp., subject to a definitive agreement to be negotiated and signed in the next six
(6) months.

/s/ Fred Shakib

Fred Shakib

Managing Member

GAIA, LLC


EXHIBIT D

Harold B. Phillips Note for Jones, Jensen & Co. Liability


                                Promissory Note
                                ----------------

$5,000.00       Beverly Hills, California     November 4, 1999

One Hundred Eighty (180) days from date hereof, the undersigned Phillips Management Services promises to pay Millennium Multi Media Corporation at Beverly Hills, California the sum of Five Thousand ($5,000.00) Dollars with no interest.

This note shall be secured by fifty thousand (50,000) shares of common stock of Glenhills Corporation. Said shares are owned by the undersigned partnership and shall not be sold, transferred or hypothecated by the undersigned until this note is paid in full. In the event this note is not paid at its maturity, the undersigned shall have ten (10) days after said due date in which to discharge this obligation by either selling said shares serving as collateral hereunder, or otherwise discharging said note. Should the undersigned fail to discharge said note, the payee shall sell said shares in satisfaction of said obligation.

In the event the undersigned does discharge said note upon its maturity or within said ten (10) day grace period, said shares shall be released by the payee and shall no longer be subject to the terms hereof. The undersigned agrees to execute such further documents as are required to document the security arrangement set forth herein.

Phillips Management Services

By: /s/ Hal Phillips

Partner


EXHIBIT E

Phillips Management Note

                                Promissory Note
                                ----------------

NOT TO EXCEED $85,000.00       Beverly Hills, California     December 30, 1999

One year from date hereof, the undersigned Phillips Management Services promises to pay Millennium Multi Media Corporation at Beverly Hills, California a sum Not To Exceed Eighty Five Thousand ($85,000.00) Dollars with no interest. The specific sum to be paid pursuant to the terms of this note shall be determined in accordance with the terms of that certain Definitive Agreement by & between Millennium Multi Media.com Corporation, Glenhills Corp. and Phillips Management Services dated December 30, 1999, and specifically paragraph 7.4 thereof.

This note shall be secured by three hundred forty thousand (340,000) shares of common stock of Glenhills Corporation. Said shares are owned by the undersigned partnership and shall not be sold, transferred or hypothecated by the undersigned until this note is paid in full. In the event this note is not paid at its maturity, the undersigned shall have ten (10) days after said due date in which to discharge this obligation by either selling said shares serving as collateral hereunder, or otherwise discharging said note. Should the undersigned fail to discharge said note, the payee shall sell said shares in satisfaction of said obligation.

In the event the undersigned does discharge said note upon its maturity or within said ten (10) day grace period, said shares shall be released by the payee and shall no longer be subject to the terms hereof.

The undersigned agrees to execute such further documents as are required to document the security arrangement set forth herein.


Phillips Management Services

By: /s/ Hal Phillips

Partner